UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 4, 2012

Dear Fellow Shareholder:

The Myers Industries Board of Directors strongly urges all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on Friday, April 27, 2012. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to discard any Blue proxy card you may receive from GAMCO Asset Management Inc., which is seeking to replace two of your Board’s nominees with its own representatives.

Each of the nine candidates nominated to serve as a director until the next annual meeting of shareholders also served as a member of the Board of Directors during 2011. Under their oversight, the Company delivered improved performance and increased profitability as a result of its sharpened focus on executing its strategic principles of Customer Dedication, Innovation, Operations Excellence, Organization Development and Financial Strength.

Highlights of the Company’s performance in 2011 included:

•	Net sales increased to $755.7 million from $737.6 million in 2010

•	3% of total sales came from 20 new product and solution introductions resulting from our Innovation initiative

•	Gross margin increased 390 basis points to 26.2% from 22.3% in 2010

•	$14 million of Operations Excellence savings were generated through year-over-year productivity improvements

•	A 13% increase in raw material costs was more than offset through the implementation of improved pricing mechanisms

•	Adjusted EBITDA increased 27% from 2010 to 2011

•	Each of our four business segments generated improved profitability on a year-over-year basis

•	Adjusted earnings per share grew 81% in 2011 to $0.67 from $0.37 in 2010

•	Cash flow from operating activities in 2011 increased 41% to $64 million

Our strong cash flow generation enabled us to do the following during 2011:

•	Incur capital expenditures of $22 million, of which 34% was for growth oriented projects

•	Increase our dividend by 8% to $0.28 per share

•	Complete a two million share repurchase, or 5.7% of our common stock for $21 million

•	Reduce debt by $9.7 million

The Company’s financial position remains solid, with a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value. Furthermore, we have an extremely experienced and effective Board, and each of its members is committed to effectively executing a solid strategic plan for sustained, profitable growth.

We are also pleased to inform you that the Company was recently named one of America’s 100 most trustworthy companies in an annual survey commissioned by Forbes. The “100 Most Trustworthy

Companies” list published by Forbes.com in March 2012 was compiled by GMI Ratings, which analyzed more than 8,000 companies traded on U.S. Exchanges with market caps of $250 million or more. GMI Ratings ranks the nation’s top 100 companies that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. Myers Industries was ranked in the small-cap company category and received an accounting and corporate governance risk (AGR) score of 94 out of a possible 100, and an average score of 92 out of 100 over the last four quarters. We are honored by this recent recognition.

Once again this year, GAMCO Asset Management Inc. has announced its intent to proceed with a proxy contest to elect its own director candidates to the Board of Directors. Like before, GAMCO has failed to communicate any specific concerns to management or the Board or offer any alternative strategic plan to create additional value for shareholders. We urge you to support your Board’s nominees for election and to simply discard any Blue proxy card you may receive.

We believe that through the efforts of our Board and management team, we will continue to build upon the solid foundation that we’ve established. Executing our business strategy and improving upon our consistent performance will allow us to generate higher levels of shareholder value in 2012 and beyond.

As always, we thank you for your ongoing support and we look forward to reporting our continued progress to you.

Please vote in favor of your board’s nominees TODAY.

Respectfully,

Richard P. Johnston	John C. Orr
Chairman of the Board of Directors	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.

We urge you NOT to sign any Blue proxy card sent to you by GAMCO, as doing so will revoke any earlier vote you submitted.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.